DLA Piper LLP (US)

51 John F. Kennedy Parkway, Suite 120

Short Hills, New Jersey 07078

www.dlapiper.com

T: 973-520-2550

F: 973-520-2551

Attorneys Responsible for Short Hill Office:

Andrew P. Gilbert

Michael E. Helmer

June 20, 2014

Cytosorbents Corporation

7 Deer Park Drive, Suite K

Monmouth Junction, New Jersey 08852

RE:	Cytosorbents Corporation, Registration Statement on Form S-3 (333-189441)

Ladies and Gentlemen:

We have acted as counsel to Cytosorbents Corporation, a Nevada corporation (the “Company”), in connection with the filing of Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed issuance by the Company and sale by the party listed as selling stockholder in the Registration Statement (“Selling Stockholder”) of 45,000,000 shares of common stock of the Company, par value per share $0.001 (the “Common Stock”), in the offering described in the Registration Statement (the “Shares”).

In connection with this opinion letter, we have examined the Post-Effective Amendment, the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Articles of Incorporation, as amended, of the Company as filed with the Secretary of State of the State of Nevada, the Bylaws, as amended, of the Company and the minutes of meetings of the Board of Directors of the Company as provided to us by the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We express no opinion concerning any law other than the laws of the State of Nevada. As to matters of Nevada Law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Post-Effective Amendment and to the reference to us under the caption “Interest of Named Experts and Counsel” in the base prospectus included therein. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)